AMENDMENT TO THE
                         PRINCIPAL INVESTORS FUND, INC.
                              MANAGEMENT AGREEMENT

Amendment executed as of the 11th day of March, 2002 to the Management Agreement executed and entered into by and between Principal Investors Fund, Inc., a Maryland Corporation, and Principal Management Corporation, an Iowa corporation, on the 15th day of September, 2000 (and including all subsequent amendments) is hereby amended to include the following as part of Schedule 1 thereto:



                                    Management Fee as a Percentage
           Series                     of Average Daily Net Assets

  Preferred Securities Fund                       0.75%



IN WITNESS WHEREOF, the parties have duly executed this Amendment on the date first written above.


Principal Management Corporation                 Principal Investors Fund, Inc.


by: /s/A. S. Filean                          by:  /s/R. C. Eucher
   ----------------------------------------      ---------------------------
     A. S. Filean, Senior Vice President         R. C. Eucher, President